EXHIBIT  4(b).4

                           EXPENSES SHARING AGREEMENT


                                     BETWEEN

DEALCHECK.COM  INC.
(An Ontario incorporated public corporation, known as "Dealcheck")

AND

FIRST  EMPIRE  ENTERTAINMENT.COM  INC.
(An Ontario incorporated Public Corporation, known as "First Empire")

DATED          1st     of     APRIL               2000

WHEREAS Dealcheck has leased for a period for five years to May 31, 2005 premises measuring approx. 4,200 sq ft. at 65 Queen Street West, Toronto, ON M5H 2M5 (Suites 1902, 1905 and 1915) and Dealcheck also accounts for the telephone costs including those of Internet access and Local and long distance calls incurred at these premises.

WHEREAS First Empire proposes to occupy a part of the said premises effective April 1, 2000 and has agreed to reimburse Dealcheck for the costs of the lease and telephone expenses relating to the premises to be occupied by First Empire.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

                          REIMBURSEMENT OF LEASE COSTS


First Empire shall reimburse Dealcheck 8% of the actual monthly lease payable by Dealcheck to the landlord. The amount to be calculated based on this formulae shall be charged to First Empire on a quarterly basis. Any additional payments, of whatever nature, that Dealcheck may from time to time be required to pay to the landlord, shall also be charged to First Empire using the above formulae. Goods and Services Tax shall be added to the charge.


                        REIMBURSEMENT OF TELEPHONE COSTS


First Empire shall reimburse Dealcheck 60% of the monthly telephone costs, which shall include Internet, local and long distance call charges and mobile phone charges. The monthly cost will be based on the average of the preceding three months' actual costs and shall be charged to First Empire on a quarterly basis. Gods and Services Tax will be added to the charge.

                             TERMS OF THE AGREEMENT


The agreement is valid for a period of five years from the date of signing thereof and may be further extended for a term to be mutually agreed between the parties a month before the expiry date.

The  agreement  may  be  terminated by either party by giving two months notice.

The formulae for calculating the amounts to be reimbursed in respect of the lease costs and telephone costs are valid for one year from the date of this agreement and may be subject to change from time to time thereafter as per mutual agreement between the concerned parties.

                                  MISCELLANEOUS


ENTIRE AGREEMENT: This Agreement supercedes any prior Agreement between the parties whether written or oral and any such prior agreements are cancelled as at the Commencement Date. This agreement may not be altered or modified, except in writing, signed by both parties.

WAIVER: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this

Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

RELATIONSHIP OF THE PARTIES: Nothing in this Agreement shall create any partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither has the authority to bind the other in any way.

GOVERNING LAW: This Agreement has been made in the Province of Ontario and shall be construed and governed in accordance with the laws thereof without regard to conflict of laws.


                             ACCEPTANCE OF AGREEMENT


The parties by signing below hereby indicate their agreement and acceptance of this Agreement in its entirety as set out above.




 SIGNED, SEALED AND DELIVERED )                  DEALCHECK.COM INC.
In  the  presence  of:        )
                              )     Per: /s/ Kam  Shah
                              )         ----------------
---------------------------   )     Name:    Kam  Shah
Witness:                      )     Title:   Chief  Financial  Officer
                              )
                              )    I  have  authority  to  bind the Corporation.
                              )
                              )
                              )      FIRST  EMPIRE  ENTERTAINMENT.COM  INC.
                              )
                              )     Per:  /s/  Terence  Robinson
                              )         ------------------------
                              )     Name:      Terence  Robinson
Witness:                      )     Title:     Chief Executive Officer
                              )
                              )    I  have  authority  to  bind the Corporation.